Interactive Intelligence Reports Second-Quarter 2012 Financial Results

-	Total orders grew 26 percent
-	Cloud-based orders increased 88 percent
-	Recurring revenues were up 27 percent

INDIANAPOLIS, July 31, 2012 -- Interactive Intelligence Group Inc. (Nasdaq: ININ), a global provider of unified IP business communications solutions, has announced operating results for its three and six months ended June 30, 2012.

“Our second quarter was highlighted by a 26 percent year-over-year increase in total orders, which was driven by an 88 percent increase in cloud-based orders as we continued to gain share at the high end of the cloud contact center market,” said Interactive Intelligence founder and CEO, Dr. Donald Brown. “As previously reported, we did see an impact on reported revenues and profitability during the quarter as some product orders received in the quarter had revenue recognition deferred to future quarters.”

Brown added: “We will continue to invest in sales, marketing and development in order to further enhance our brand recognition, extend our product capabilities, and gain additional market share, particularly with our cloud-based offering, which is the highest growth segment of our market. Given our strong and growing pipeline of opportunities worldwide, we now expect cloud-based orders to represent 30 to 32 percent of total orders for 2012, up from our previous expectation of 28 to 30 percent, and we expect to achieve our total order growth target of 20 percent for the year.

“We are confident in our long-term business strategy to generate shareholder value by steadily increasing recurring revenue and consistently growing faster than the overall market,” Brown concluded.

Second-Quarter 2012 Financial Highlights:

-
Orders: Total orders grew by 26 percent compared to the second quarter of 2011, while cloud-based orders were up 88 percent over the same quarter last year and comprised 24 percent of total orders. The company signed 67 new customers during the 2012 second quarter, which included orders for its cloud-based offering. The average new cloud-based customer order was $557,000, up from $282,000 during the same quarter last year.

-
Revenues: Total revenues were $54.8 million, an increase of 5 percent over the second quarter of 2011. Recurring revenues, which include both maintenance and cloud-based revenues, increased 27 percent to $28.4 million and accounted for 52 percent of total revenues. Cloud-based revenues increased 59 percent to $5.0 million. Product revenues were $19.7 million and services revenues were $6.7 million, compared to $24.2 million and $5.4 million, respectively, for the same quarter of last year.

More than $7.0 million in product orders received in the second quarter of 2012 were not recognized as revenue due to the following: extended payment terms on a multimillion dollar order that is part of a major systems deployment; deferral of certain other orders until product components are delivered; and a high percentage of prepaid multiyear product maintenance, which is recognized over the related support period. Certain of these orders are expected to be recognized as revenue in the third and fourth quarters of 2012, and a portion of these orders will be recognized over the next three years.

-
Total Deferred Revenues: Deferred revenues increased to $78.8 million as of June 30, 2012, from $62.1 million as of June 30, 2011. In addition, the amount of unbilled future cloud-based revenues as of June 30, 2012 increased to $49.7 million from $21.0 million as of June 30, 2011. The combination of deferred revenues and unbilled future cloud-based revenues was $128.5 million, up 55 percent from $83.1 million as of June 30, 2011.

-
Operating Income: GAAP operating loss was $1.8 million for the second quarter of 2012, compared to $5.5 million of GAAP operating income in the same quarter last year. Non-GAAP* operating income was $391,000 for the second quarter of 2012, compared to $7.3 million in the second quarter of 2011. The year-over-year decline in operating income resulted from the more than $7.0 million in product orders received during the second quarter that were not recognized as revenue during the quarter. In addition, the company increased investments in sales and marketing, and research and development to expand its product leadership and its share in the cloud-based market.

-
Net Income: GAAP net loss for the second quarter was $1.1 million, or $0.06 per diluted share, based on an effective tax rate benefit of 28 percent and 20.1 million weighted average shares outstanding. This compares to GAAP net income for the same quarter last year of $3.8 million, or $0.19 per diluted share, based on a 34 percent effective tax rate and 19.9 million weighted average diluted shares outstanding.

Non-GAAP net income for the second quarter was $580,000, or $0.03 per diluted share based on an 11 percent annual non-GAAP effective tax rate. This compares to non-GAAP net income of $6.3 million, or $0.32 per diluted share for the same quarter last year based on a 17 percent non-GAAP effective tax rate.

-
Cash, Cash Equivalents, and Investments: As of June 30, 2012, Interactive Intelligence had cash,  cash equivalents and investments of $84.5 million. During the second quarter of 2012, the company generated $3.2 million in cash flow from operations, which was offset by $4.2 million used for capital expenditures and $4.3 million used for acquisitions.

First Six-Month 2012 Financial Highlights:

-	Orders: Total orders increased 16 percent compared to the first six months of 2011, while cloud-based orders were up 47 percent over the same period last year.

-
Revenues: Total revenues were $107.5 million, an increase of 8 percent over the first six months of 2011. Recurring revenues increased 29 percent to $56.0 million. Cloud-based revenues increased 69 percent year-over-year to $10.0 million. Product revenues were $39.1 million and services revenues were $12.4 million, compared to $44.6 million and $11.7 million, respectively, for the same period last year.

During the six months ended June 30, 2012, the combination of a higher mix of cloud-based orders and product orders not recognized as revenue resulted in more revenues being deferred to future quarters compared to the first six months of 2011.

-
Operating Income: GAAP operating loss was $1.5 million for the first six months of 2012, compared to $10.4 million of operating income in the same period last year. Non-GAAP operating income was $2.8 million for the first six months of 2012, compared to $14.0 million in the first half of 2011. The year-over-year decline in operating income resulted from revenues being deferred to future quarters, and the increased investments in sales and marketing, and research and development to expand the company’s product leadership and share in the cloud-based market.

-
Net Income: GAAP net loss was $919,000, or $0.05 per diluted share based on an effective tax rate benefit of 28 percent and 20.1 million weighted average shares outstanding. This compares to GAAP net income for the first six months of 2011 of $6.9 million, or $0.35 per diluted share based on a 34 percent effective tax rate and 19.9 million weighted average diluted shares outstanding.

Non-GAAP net income was $2.4 million, or $0.12 per diluted share based on a 21 percent annual non-GAAP effective tax rate. This compares to non-GAAP net income for the first six months of 2011 of $11.8 million, or $0.59 per diluted share based on a 17 percent non-GAAP effective tax rate.

* A reconciliation of GAAP to non-GAAP financial measures has been provided in the financial statement tables included with this press release. An explanation of these measures is also included below under the heading “Non-GAAP Measures.”

Additional Second-Quarter 2012 and Recent Highlights:

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Interactive Intelligence introduced a new mobile customer service solution, Interaction Mobilizer™, which was designed to enable consumers using smart phones and other mobile devices to interact more easily with businesses.

-	The company released Interaction Edge™, a combined gateway, media server, and SIP proxy appliance designed to streamline enterprise IP telephony deployments.

-	Interactive Intelligence was once again positioned in the leaders quadrant of the Gartner Magic Quadrant for Contact Center Infrastructure, Worldwide report, published June 27, 2012.

Interactive Intelligence will host a conference call today at 4:30 p.m. Eastern time (EDT) featuring Dr. Brown and the company's CFO, Stephen R. Head. A live Q&A session will follow opening remarks.

To access the teleconference, dial 1 877.324.1969 at least five minutes prior to the start of the call. Ask for the teleconference by the following name: “Interactive Intelligence second-quarter earnings call.” The teleconference will also be broadcast live on the company's investor relations' page at http://investors.inin.com. An archive of the teleconference will be posted following the call.

About Interactive Intelligence
Interactive Intelligence Group Inc. (Nasdaq: ININ) is a global provider of contact center automation, unified communications, and business process automation software and services. The company's unified IP business communications solutions, which can be deployed on-premise or via the cloud, are ideal for industries such as financial services, insurance, outsourcers, collections, and utilities. Interactive Intelligence was founded in 1994 and has more than 4,500 customers worldwide. The company is among Forbes Magazine's 2011 Best Small Companies in America and Software Magazine's 2011 Top 500 Global Software and Service Providers. It employs more than 1,000 people and is headquartered in Indianapolis, Indiana. The company has offices throughout North America, Latin America, Europe, Middle East, Africa and Asia Pacific. Interactive Intelligence can be reached at +1 317.872.3000 or info@inin.com; on the Net: www.inin.com.

Non-GAAP Measures
The non-GAAP measures shown in this release include revenue which was not recognized on a GAAP basis due to purchase accounting adjustments and exclude non-cash stock-based compensation expense for stock options, the amortization of certain intangible assets related to acquisitions by the company and non-cash income tax expense. Reconciliations of these non-GAAP measures to the most directly comparable GAAP measures are included with the financial information included in this press release. These measures are not in accordance with, or an alternative for, GAAP and may be different from non-GAAP measures used by other companies. Stock-based compensation expense and amortization of intangibles related to acquisitions are non-cash and certain amounts of income tax expense are non-cash. Management believes that the presentation of non-GAAP results, when shown in conjunction with corresponding GAAP measures, provides useful information to management and investors regarding financial and business trends related to the company's results of operations. Further, management believes that these non-GAAP measures improve management's and investors' ability to compare the company's financial performance with other companies in the technology industry. Because stock-based compensation expense, non-cash income tax expense amounts and amortization of intangibles related to acquisitions can vary significantly between companies, it is useful to compare results excluding these amounts. Management also uses financial statements that exclude stock-based compensation expense related to stock options, non-cash income tax amounts and amortization of intangibles related to acquisitions for its internal budgets.

Forward Looking Statements
This release may contain certain forward-looking statements that involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: rapid technological changes in the industry; the company's ability to maintain profitability; to manage successfully its growth; to manage successfully its increasingly complex third-party relationships resulting from the software and hardware components being licensed or sold with its solutions; to maintain successful relationships with certain suppliers which may be impacted by the competition in the technology industry; to maintain successful relationships with its current and any new partners; to maintain and improve its current products; to develop new products; to protect its proprietary rights adequately; to successfully integrate acquired businesses; and other factors described in the company's SEC filings, including the company's latest annual report on Form 10-K.

Interactive Intelligence is the owner of the marks INTERACTIVE INTELLIGENCE, its associated LOGO and numerous other marks. All other trademarks mentioned in this document are the property of their respective owners.

ININ-G

Contacts:
Stephen R. Head
Chief Financial Officer
Interactive Intelligence
+1 317.715.8412
steve.head@inin.com

Seth Potter
Investor Relations
ICR, Inc.
+1 646.277.1230
seth.potter@icrinc.com

Christine Holley
Senior Director of Market Communications
Interactive Intelligence
+1 317.715.8220
christine.holley@inin.com

###

Interactive Intelligence Group, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Revenues:
Product	$19,662	$24,208	$39,097	$44,632
Recurring	28,398	22,330	56,037	43,418
Services	6,721	5,443	12,415	11,661
Total revenues	54,781	51,981	107,549	99,711
Costs of revenues:
Product	6,000	6,392	11,651	12,588
Recurring	7,838	5,813	15,079	11,095
Services	5,200	3,919	9,775	7,631
Amortization of intangible assets	35	35	70	70
Total cost of revenues	19,073	16,159	36,575	31,384
Gross profit	35,708	35,822	70,974	68,327
Operating expenses:
Sales and marketing	19,256	15,320	36,677	29,477
Research and development	10,966	8,714	21,345	16,861
General and administrative	6,943	6,024	13,832	11,119
Amortization of intangible assets	350	274	651	458
Total operating expenses	37,515	30,332	72,505	57,915
Operating income (loss)	(1,807)	5,490	(1,531)	10,412
Other income:
Interest income, net	167	92	348	135
Other income (expense)	92	256	(92)	90
Total other income	259	348	256	225
Income (loss) before income taxes	(1,548)	5,838	(1,275)	10,637
Income tax expense (benefit)	(440)	2,011	(356)	3,715
Net income (loss)	$(1,108)	$3,827	$(919)	$6,922
Other comprehensive income (loss):
Foreign currency translation adjustment	$(1,164)	$-	$(783)	$-
Net unrealized investment gain (loss)	(50)	(98)	182	(43)
Comprehensive income (loss)	$(2,322)	$3,729	$(1,520)	$6,879

Net income (loss) per share:
Basic	(0.06)	0.20	(0.05)	0.37
Diluted	(0.06)	0.19	(0.05)	0.35

Shares used to compute net income (loss) per share:
Basic	19,213	18,707	19,156	18,563
Diluted	19,213	19,933	19,156	19,860

Interactive Intelligence Group, Inc.
Reconciliation of Supplemental Financial Information
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

Recurring revenue, as reported	$28,398	$22,330	$56,037	$43,418
Purchase accounting adjustments	70	39	200	98
Non-GAAP recurring revenue	$28,468	$22,369	$56,237	$43,516

Recurring revenue gross profit as reported	$20,560	$16,517	$40,958	$32,323
Purchase accounting adjustments	70	39	200	98
Non-cash stock-based compensation expense	130	103	253	208
Non-GAAP recurring revenue gross profit	$20,760	$16,659	$41,411	$32,629
Non-GAAP recurring revenue gross margin	72.9%	74.5%	73.6%	75.0%
	.		.
Services revenue, as reported	$6,721	$5,443	$12,415	$11,661
Purchase accounting adjustments	-	17	-	48
Non-GAAP services revenue	$6,721	$5,460	$12,415	$11,709

Services revenue gross profit as reported	$1,521	$1,524	$2,640	$4,030
Purchase accounting adjustments	-	17	-	48
Non-cash stock-based compensation expense	42	11	76	36
Non-GAAP services revenue gross profit	$1,563	$1,552	$2,716	$4,114
Non-GAAP services revenue gross margin	23.3%	28.4%	21.9%	35.1%

Total revenue, as reported	$54,781	$51,981	$107,549	$99,711
Purchase accounting adjustments	70	56	200	146
Non-GAAP total revenue	$54,851	$52,037	$107,749	$99,857

Operating income (loss), as reported	$(1,807)	$5,490	$(1,531)	$10,412
Purchase accounting adjustments	484	496	1,072	1,006
Non-cash stock-based compensation expense	1,714	1,275	3,293	2,593
Non-GAAP operating income	$391	$7,261	$2,834	$14,011
Non-GAAP operating margin	0.7%	14.0%	2.6%	14.0%

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Net income (loss), as reported	$(1,108)	$3,827	$(919)	$6,922
Purchase accounting adjustments:
Increase to revenues:
Recurring	70	39	200	98
Services	-	17	-	48
Reduction of operating expenses:
Customer relationships	302	229	558	368
Technology	35	35	70	70
Non-compete agreements	45	45	90	90
Acquisition costs	32	131	154	332
Total	484	496	1,072	1,006
Non-cash stock-based compensation expense:
Cost of recurring revenues	130	103	253	208
Cost of services revenues	42	11	76	36
Sales and marketing	569	433	1,101	825
Research and development	473	395	870	803
General and administrative	500	333	993	721
Total	1,714	1,275	3,293	2,593
Non-cash income tax expense (benefit)	(510)	727	(1,012)	1,276
Non-GAAP net income	$580	$6,325	$2,434	$11,797

Diluted EPS, as reported	$(0.06)	$0.19	$(0.05)	$0.35
Purchase accounting adjustments	0.03	0.03	0.06	0.05
Non-cash stock-based compensation expense	0.09	0.06	0.16	0.13
Non-cash income tax expense (benefit)	(0.03)	0.04	(0.05)	0.06
Non-GAAP diluted EPS	$0.03	$0.32	$0.12	$0.59

Interactive Intelligence Group, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	June 30,	December 31,
	2012	2011
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$23,940	$28,465
Short-term investments	40,828	40,589
Accounts receivable, net	52,678	56,331
Deferred tax assets, net	9,562	8,952
Prepaid expenses	13,644	11,474
Other current assets	5,144	4,966
Total current assets	145,796	150,777
Long-term investments	19,739	23,415
Property and equipment, net	21,923	18,304
Goodwill	30,623	22,696
Intangible assets, net	17,860	15,029
Other assets, net	2,777	2,581
Total assets	$238,718	$232,802

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$16,638	$16,545
Accrued compensation and related expenses	7,549	8,870
Deferred product revenues	4,921	3,870
Deferred services revenues	58,688	57,423
Total current liabilities	87,796	86,708
Deferred revenue	15,177	14,141
Deferred tax liabilities, net	1,056	1,688
Other long-term liabilities	247	291
Total liabilities	104,276	102,828

Shareholders' equity:
Preferred stock	-	-
Common stock	193	190
Additional paid-in-capital	125,628	119,644
Accumulated other comprehensive loss	(794)	(193)
Retained earnings	9,415	10,333
Total shareholders' equity	134,442	129,974
Total liabilities and shareholders' equity	$238,718	$232,802

Interactive Intelligence Group, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Six Months Ended
	June 30,
	2012	2011

Operating activities:
Net income (loss)	$(919)	$6,922
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation, amortization and other non-cash items	3,768	3,080
Stock-based compensation expense	3,293	2,593
Tax benefits from stock-based payment arrangements	(144)	(1,240)
Deferred income tax	(2,224)	1,517
Accretion of investment income	294	(1,660)
Gain on disposal of fixed assets	25	-
Changes in operating assets and liabilities:
Accounts receivable	5,264	(7,470)
Prepaid expenses	(2,102)	(1,646)
Other current assets	(178)	1,296
Other assets	(196)	(133)
Accounts payable and accrued liabilities	680	46
Accrued compensation and related expenses	(1,507)	(667)
Deferred product revenues	970	2,128
Deferred services revenues	552	5,659
Net cash provided by operating activities	7,576	10,425

Investing activities:
Sales of available-for-sale investments	27,487	40,279
Purchases of available-for-sale investments	(24,161)	(66,465)
Purchases of property and equipment	(6,799)	(5,625)
Acquisitions, net of cash	(11,322)	(4,111)
Unrealized gain (loss) on investment	(1)	40
Net cash used in investing activities	(14,796)	(35,882)

Financing activities:
Proceeds from stock options exercised	2,483	4,708
Proceeds from issuance of common stock	320	258
Employee taxes withheld for restricted stock units	(253)	-
Tax benefits from stock-based payment arrangements	144	1,240
Net cash provided by financing activities	2,694	6,206

Net decrease in cash and cash equivalents	(4,526)	(19,251)
Cash and cash equivalents, beginning of period	28,465	48,300
Cash and cash equivalents, end of period	$23,939	$29,049

Cash paid during the period for:
Interest	$4	$2
Income taxes	86	1,106

Other non-cash item:
Purchases of property and equipment payable at end of period	(174)	(7)

Supplemental Data
(Dollars in thousands)
(unaudited)

	2011					2012
	Q1	Q2	Q3	Q4	Total	Q1	Q2

Margins (GAAP):
Product	70.2%	73.9%	69.9%	78.7%	73.5%	70.9%	69.5%
Recurring	74.5%	73.6%	73.2%	74.5%	74.0%	73.8%	72.4%
Services	40.3%	28.0%	27.9%	22.7%	29.9%	19.7%	22.6%
Overall	68.1%	68.9%	66.7%	71.1%	68.8%	66.8%	65.2%

Year-over-year Revenue Growth (GAAP):
Product	31.5%	33.7%	7.3%	9.0%	18.7%	-4.8%	-18.8%
Recurring	30.3%	35.1%	45.7%	22.8%	33.0%	31.1%	27.2%
Services	87.7%	30.4%	26.3%	4.3%	31.6%	-8.4%	23.5%
Overall	36.3%	33.9%	24.6%	13.9%	26.0%	10.6%	5.4%

Orders:
Over $1 million	3	5	3	6	17	6	8
Between $250,000 and $1 million	24	27	14	31	96	11	28

Number of new customers	65	81	55	104	301	60	67

Average new customer order:
Overall	$275	$240	$314	$256	$267	$237	$349
Cloud-based	488	282	2,820	599	677	748	557